As filed with the Securities and Exchange Commission on March 4, 2003
                      Securities Act File No. 333-99759


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      PHOENIX REAL ESTATE DEVELOPMENT, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Colorado                        2331                   75-3017091
(State or other jurisdiction of      (Primary Standard          (IRS Employer
incorporation or organization)    Industrial Classification  Identification No.)
                                        Code Number)

                                2121 30th Street
                                Boulder, CO 80301
                                 (303) 449-3434
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                Peter Garthwaite
                       2121 30th Street, Boulder, CO 80301
                                 (303) 449-3434
            (Name, address and telephone number of agent for service)

                          Copies of Communications to:
                                Roger V. Davidson
                    Ballard, Spahr, Andrews & Ingersoll, LLP
              1225 17th Street, Suite 2300, Denver, Colorado 80202
                                 (303) 292-2400

     Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

         Title and                   Proposed Maximum
    Amount of Securities                Aggregate                 Amount of
    to Be Registered(1)                Offering Price        Registration Fee(2)
--------------------------------------------------------------------------------

Common stock, 1,500,000 Shares
 no par value                              $150,000                   $14
--------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution the number of shares registered pursuant to this Registration Statement automatically shall be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Calculated under Section 6(b)(2) of the Securities Act as $.000092 of the aggregate offering price.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                 Subject to Completion - - Dated March __ , 2003


     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        ----------------------------------------------------------------

                                   PROSPECTUS

                      Phoenix Real Estate Development, Inc.
                        750,000 Shares ($75,000 Minimum)/
                       1,500,000 Shares ($150,000) Maximum
                            No Par Value Common Stock


     This is the initial public offering of Phoenix Real Estate Development, Inc. shares. We are offering a minimum of 750,000 shares and a maximum of 1,500,000 shares of common stock. The public offering price is $0.10 per share. No public market currently exists for our shares. We are a recently formed corporation without any history of profitable operations.

     Our common stock is not currently listed or quoted on any quotation medium.


     There are certain risks involved with the ownership of our common stock, including risks related to our business and the market for our common stock. (See "Risk Factors" beginning on page 3.)


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The shares are offered on a "minimum, all or none best efforts/maximum, best efforts" basis directly through our management. No commission or other compensation related to the sale of the shares will be paid to our management. The proceeds of the offering will be placed and held in an escrow account at Horizon Bank of Boulder, Colorado until a minimum of $75,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may also terminate this offering prior to the expiration date.

                  Price to Public        Commissions        Proceeds to Company*
                  ---------------        -----------        -------------------
Per Share           $0.10                    $-0-                  $0.10
Minimum             $75,000                  $-0-                  $75,000
Maximum             $150,000                 $-0-                  $150,000



     * Does not take into consideration offering related expenses estimated at $37,500.

                 The date of this prospectus is _________, 2003

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 4.

About Us

     Phoenix Real Estate Development, Inc. is a development-stage company that was organized under the laws of the State of Colorado on February 26, 2002. The Company intends to engage in the business of real estate development. All facets of real estate development will be considered from residential rehabilitation and sale to commercial and raw land development. The Company will initially focus on opportunities within the State of Colorado, with its primary operations in the Denver-Boulder area.

Our Strategy

     Initially, the Company will acquire residential units with a view toward resale upon the completion of remodeling or rehabilitation work performed on each unit. It is our intent to carefully manage leverage initially by limiting our exposure to small projects until we are able to build our team of contractors and our financial partners. After we have established a presence and a system, we may become comfortable enough to engage in multiple projects or larger single projects simultaneously to speed up our expansion. We also expect to be very sensitive to market conditions in an attempt to limit our exposure during weak real estate markets.

     Our principal business office is located at 2121 30th Street, Boulder, CO 80301. The telephone number at that address is (303) 449-3434.

The Offering

Shares of common stock authorized:  50,000,000

Shares of common stock outstanding prior to this offering:  4,000,000

Shares of common stock offered :  1,500,000*

Shares of common stock outstanding after this offering:  5,500,000*


Use of Proceeds:  To pay off loan to officer with the balance for acquisition of real estate and for working capital.


*assumes sale of maximum offering.

Summary Financial Information

     The following tables set forth summary financial information and other equity information about us. You should read this summary information in conjunction with "About Us and Our Current Plan of Operation" which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements included elsewhere in this prospectus.

                                                              February 26, 2002
                                                             (Date of Inception)
                                                            to December 31, 2002
Statement of Operations Data
----------------------------
Income                                                           $      --
Net Loss                                                             (11,373)
Loss per Share                                                          --
Weighted Average Shares Outstanding                                4,000,000


(1) Less than $0.01 per share.

Balance Sheet Data
------------------
Cash                                                             $       600
Total Assets                                                     $    27,073
Total Liabilities                                                $    27,546
Stockholders' Equity (Deficit)                                   $       127

                                  RISK FACTORS

     The purchase of our common stock is a substantial transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors. The order in which these risk factors are presented is not necessarily indicative of the magnitude of the risk described.

Risks Related to Our Business
-----------------------------

If our plan of operation is not successful in addressing our auditor's doubt regarding our ability to continue as a going concern, our shareholders may lose their entire investment in us.


     Our auditors have included an explanatory paragraph in their opinion on our financial statements for the period ended December 31, 2002, to state that our losses since inception and our dependence on the success of this public offering raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising additional capital and achieving profitable operations through the development of our real estate development business. We cannot assure you that our plan of operation will be successful in addressing this issue. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in us.

Our business plan requires that we highly leverage our assets, and this presents a risk that you may loose your investment if we are unable to services our debt.

     The home building industry is capital intensive. We will finance a substantial portion of our land acquisition and residential construction activities through the incurrence of secured/mortgaged indebtedness and, as a result, we will be highly leveraged. As of December 31, 2002, the Company's total indebtedness was $27,546 and the Company's debt-to-equity ratio was approximately 217 to 1. The ability of the Company to pay off mortgage debt will depend upon our ability to complete projects on a timely basis and resell the properties at a profit. Our success will, therefore, be subject to financial, business and other factors affecting our business and operations, including general economic conditions.

Increases in interest rates or labor and material costs may prevent us from ever achieving and maintaining profitable operations.

     Initially, our primary focus will be on residential rehabilitation and construction. The home building industry is significantly affected by the availability of mortgage financing at reasonable rates and changes in economic conditions, the supply of homes, and changes in governmental regulation. Additionally, increases in real estate taxes, energy costs, and costs of materials and labor could reduce our cash flow and negatively impact our ability to services our debt and thereby reduce or eliminate our ability to ever pay dividends. Also, the availability and cost of suitable land, and the availability of financing at rates and on terms acceptable to home builders and home buyers, factors which are out of our control, will directly impact our ability to implement our business plan. An increase in mortgage rates will reduce the demand for ouor inventory of rehabilitated housing units.

The cost of complying with applicable laws and regulations may adversely affect our ability to implement our business plan.

     We are subject to continuing compliance with various federal, state and local statutes, ordinances, rules and regulations, including, among others, zoning and land use ordinances, building, plumbing and electrical codes, contractors' licensing laws and health and safety regulations and laws. Various localities in which the Company may operate in the future have imposed (or may in the future impose) fees on developers to fund, among other things, schools, road improvements and low and moderate income housing. Compliance with such laws, rules and regulations, and payment of such development fees may prevent us from ever achieving and maintaining profitable operations.

     Our initial emphasis will be remodeling existing homes and redevelopment in areas which have prior approval for development, access to utilities and other municipal service facilities necessary for anticipated development requirements. We anticipate that only building permits should be required for our work, and that zoning changes or variances will not be required for our projects.

The cost of complying with environmental laws and regulations could negatively impact our cash flow and our ability to operate profitably.

     The operations of the Company also are affected by environmental laws pertaining to, among other things, availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of the natural terrain and vegetation. The particular environmental laws which apply to any given home building project vary greatly according to the site's location, environmental conditions and present and former uses. Compliance with these environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and may prohibit or severely restrict home building activity in certain environmentally-sensitive regions or areas. The cost of compliance with such environmental regulation could, therefore, adversely impact our cash flow and our ability to service our debt or to ever pay dividends to our shareholders. Additionally, environmental regulation may also increase our operating costs by reducing the supply of and, therefore, increasing the cost of, available developable land.

Our ability to operate profitably will depend upon our ability to successfully compete against larger established companies for customers, raw materials and skilled labor in highly competitive markets.

     The real estate industry is fragmented and highly competitive. We will compete with numerous home builders, subdivision developers and land development companies (a number of which build nationwide). Home builders not only compete for project locations and customers, but also for, among other things, desirable financing, raw materials and skilled labor. In all of our markets, we will compete with home builders that are substantially larger and have greater financial resources and greater volume purchasing power. than we will. This means that we may pay higher prices than our competition in certain markets for skilled labor and raw materials with a corresponding reduction on our estimated profit margins.



Additional infusions of capital will have a dilutive effect on your investment.

     It is likely we may require additional funding to grow our business. Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders may be reduced.


If we partner with others, profits from projects and return on your investment, if any, will be reduced.

     While we have no present intention to do so, we may elect to partner with others, to speed up our expansion. Such arrangements will require splitting both expenses and profits, if any, thus decreasing our exposure but reducing any potential profits should the project be successful.

Our controlling shareholder will control the actions we take for the foreseeable future.

     Peter Garthwaite, our sole officer and director, directly owns 100% of our outstanding common stock. Assuming the maximum offering is sold, Mr. Garthwaite will still control approximately 73% of our voting common stock. See "Security Ownership of Certain Owners and Management." Mr. Garthwaite, as a result of his stock ownership, will be in a position to control all corporate actions we take for the foreseeable future. This means taht as a minority shareholder, you will have very limited ability to influence the actions of the company.

Our President's continued involvement with the company is key to our success.

     Mr. Garthwaite, our president and sole director, has not entered into a written employment agreement with us and he is not expected to do so in the foreseeable future. Mr. Garthwaite is a licensed realtor and has experience in the business in which we are engaged. We have not obtained key man life insurance on Mr. Garthwaite. Without Mr. Garthwaite's continued involvement with the Company, it is doubtful that we can successfully implement our business plan, with the result that you may loose your investment.

There are Risks Related to Conflicts of Interest Transactions

     Mr. Garthwaite, our president and sole director, will necessarily engage in transactions which he will receive a benefit either as a result of his acting as our real estate agent, the possible purchase of properties listed by either himself or other brokers in the firm he practices his trade, decisions as to future employment agreements or other forms of compensation and the like. These related party transactions could result in Mr. Garthwaite receiving greater compensation than he would if these transactions were negotiated at arms-length by unrelated parties. Our Articles of Incorporation provide that our officers and directors may not engage in related party transactions unless a reasonable determination has been made that the transaction will be determined on a basis no less favorable to the company than it might have expected to receive from an unrelated party transaction. There can be no guarantee however, better terms may not have been received through arms-length negotiated transactions.



Risks Related to the Offering
-----------------------------

We arbitrarily determined the offering price of our common stock.

     The offering price of the shares was arbitrarily determined by us and bears no relationship to our assets, book value, earnings or other generally accepted criteria of value. Furthermore, the offering price provides no indication of the value of our common stock. In determining the offering price, we considered such factors as our limited financial resources, the nature of our assets, estimates of our business potential, general economic conditions, and the funds necessary for us to achieve our objectives in the offering.

There is no trading market for our stock.

     There currently is no market for our common stock and our common stock currently has no trading symbol. Our management intends to establish trading of our common stock through the OTC Bulletin Board established by the NASD. Other than applying for a trading symbol and pre-clearing our shares for trading, we do not intend to undertake any efforts to cause a market to develop in our securities.

     To the extent that there will be trading in our common stock, of which there is no assurance, our common stock will trade in the over-the-counter market and will be quoted on the OTC Bulletin Board. Our common stock will not be quoted on the Nasdaq system or any exchange for the foreseeable future. It should be assumed that even with the OTC Bulletin Board quote of our common stock, there will be an extremely limited trading market and very little liquidity for our common stock. There can be no assurance that if an active trading market for our common stock develops, that it can be maintained.

Except for liability for certain wrongful acts, our Articles of Incorporation eliminate our directors' liability to the fullest extent permitted under Colorado law.


     Our Articles of Incorporation contain a provision eliminating our directors' liability to us or our shareholders for monetary damages to the fullest extent permitted under Colorado law. However, a director's liability is not eliminated in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation also obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. While we believe that these provisions are very standard and necessary to assist us in attracting and retaining qualified individuals to serve as directors, they could also serve to insulate our directors against liability for actions which damage us or our shareholders. Furthermore our assets could be used or attached to satisfy any liabilities subject to such indemnification.

                           Forward-Looking Statements

     This prospectus contains forward-looking statements that concern our business. Such statements are not guarantees of future performance and actual results or developments could differ materially from those expressed or implied in such statements as a result of certain factors, including those factors set forth in "About Us and Our Current Plan of Operation," "Risk Factors" and elsewhere in this prospectus. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward looking statements:

     o    our ability to acquire valuable properties,
     o    the availability of financing secured by real estate,
     o    future capital costs of acquisitions and improvements,
     o    project margins,
     o    business strategies, and
     o    expansion and growth of our operations.

Such statements are subject to a number of assumptions including the following:

     o risks and uncertainties, including the risk factors in this prospectus,
     o    general economic and business conditions,
     o the real estate opportunities that may be presented to and pursued by us,
     o changes in laws or regulations and other factors, many of which are beyond our control, and
     o    ability to obtain financing on favorable conditions.

The cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                          DILUTION AND COMPARATIVE DATA


     As of December 31, 2002, we had a net tangible book value of ($26,946), which is the total tangible assets less total liabilities. The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after December 31, 2002, except the sale of the minimum and maximum number of shares offered.



                                                             Assuming Minimum              Assuming Maximum
                                                               Shares Sold                   Shares Sold
                                                             ----------------              ----------------

Shares Outstanding                                          4,750,000                         5,500,000

Public offering proceeds at $0.10 per share                 $75,000                           $150,000


Net offering proceeds after expenses*                       $64,573                           $139,573

Net tangible book value before offering                     $(26,946)                         $(26,946)
                                                            $(.0067) per share                $(.0067) per share
Pro forma net tangible book value after offering            $27,627                           $112,627
                                                            $0.0079 per share                 $0.0205 per share

Increase attributable to purchase of shares by              $64,573                           $139,573
new investors

Dilution per share to new investors                         $0.0921                           $0.0795
Percent dilution                                            92%                               80%

* Of the estimated offering expenses of $37,500, $27,073 have already been accrued thereby reducing the offering NTBV. Only the balance of $10,427 is deducted for the purposes of this calculation.

     The following table summarizes the comparative ownership and amounts paid by existing common stock shareholders and investors in this offering as of December 31, 2002:

                                 Shares Owned                 Consideration             Average Price
                                     Number          %            Amount          %        Per Share
Present Shareholders
         Minimum Offering         4,000,000         84.2          $2,000          6.1       $0.0005
         Maximum Offering         4,000,000         72.7          $2,000          3.2       $0.0005
New Investors
         Minimum Offering           750,000         15.8         $75,000         93.9       $0.10
         Maximum Offering         1,500,000         27.3        $150,000         96.8       $0.10


     The numbers used for present shareholders assumes that none of the present shareholders purchase additional shares in this offering.


     The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund our Company, but will only own a small percentage of our shares. New investors will have $75,000 if the minimum is raised and $150,000 if the maximum offering is raised, compared to $2,000 paid by our current shareholder. Further, if the minimum is raised, new investors will only own 15.8% of the total shares and if the maximum is raised, investors will only own 27.3% of the total shares.

                                 USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $37,500, is $37,500 if the minimum, and $112,500 if the maximum, number of shares are sold.

     The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.


                                           Assuming Sale of   Assuming Sale of
   Description                             Minimum Offering    Maximum Offering
   -----------                             ----------------    ----------------

Total Proceeds                                 $ 75,000           $150,000
Less Estimated Offering Expenses                 37,500             37,500
Net Proceeds Available                           37,500            112,500
                                               --------           --------


Use of Net Proceeds
     Pay off debt to management (1)              15,000             15,000
     Working capital (2)                          2,500             26,500
     Purchase of Real Estate
     (Down Payment)                              20,000             71,000
                                               --------           --------
TOTAL NET PROCEEDS                             $ 37,500           $112,500
                                               ========           ========
-------------

(1) The sole officer/director has made the following unsecured bridge loans to the Company, all bearing simple interest at a rate of 8% and without prepayment penalty, in order to pay for offering costs and provide general working capital to the Company:

     (a) Promissory Note dated March 21, 2002, in the principal amount of $10,000 principal and interest due on demand on or after November 1, 2002.

     (b) Promissory Note dated August 23, 2002 in the principal amount of $500, principal and interest due on demand on or after January 1, 2003.

     (c) Promissory Note dated October 18, 2002, in the principal amount of $1,000, principal and interest due on demand on or after January 1, 2003.

     In addition, it is estimated that additional loans totaling $3,500 will be made by the sole officer/director to the Company on similar terms prior to closing of this offering, resulting in a total debt from the Company to him of $15,000 as of the closing of this offering.

(2) The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations, including salaries, to acquire real estate, professional fees, expenses and other administrative costs. Costs associated with being a public company, including compliance and audits of our financial statements, will be paid from working capital and revenues generated from our operations.

     If less than the entire maximum offering is received, we will apply the proceeds according to the priorities outlined above. As of the date of this offering, we cannot specify with certainty other than with respect to the repayment of debt to management all of the particular uses of proceeds. Our sole officer and director will have broad discretion in applying the proceeds. Salary for our sole officer will not be drawn from proceeds unless gross proceeds from the offering of at least $100,000 is raised. There are no accrued salaries.


     Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts insured certificates of deposit and/or in insured banking accounts.

                         DETERMINATION OF OFFERING PRICE

     The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our success, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

                   ABOUT US AND OUR CURRENT PLAN OF OPERATION

Our Recent History


     Phoenix Real Estate Development, Inc. is a development-stage company that was organized under the laws of the State of Colorado on February 26, 2002. The Company intends to commence operations in the business of real estate development. All facets of real estate development will be considered, from residential to commercial and raw land. The Company will focus on opportunities within the State of Colorado, with its primary operations in the Denver-Boulder area. The Company intends to expand into multi-residential and commercial properties in the future. We will also explore opportunities outside the State of Colorado. Due to the limited amount of capital we are raising, we intend to explore all avenues of financing including, but not limited to, limited partnerships. Such limited partnerships could entail utilizing funds provided by a limited partner to acquire the property while we provide the expertise and the completion of the rehabilitation and subsequent sale. Each such partnership would be negotiated based on the fact situation that presented itself at the time and the percentage of the split of proceeds upon the subsequent sale of the partnership property would be dependent on the degree of risk taken and capital contributed by each party to the partnership. While it is not contemplated, it is possible that participants could include Mr. Garthwaite our sole officer and director or other persons who may be hired as officers or directors of the company in the future.

     Initially, the Company will acquire residential units with a view toward resale upon the completion of remodeling or rehabilitation work performed on each home. Our strategy is to refurbish homes generally for the first-time and move-up buyer, the largest group of prospective home buyers. The base prices for these homes generally range from $125,000 to $400,000, although the Company also may refurbish homes with base prices as high as $1,500,000. We intend to start with one or two smaller properties, likely condominiums or townhomes in the $100,000 to $150,000 price range. The initial projects must be small due to our limited cash and since we are a new business, it is important to limit our risk and prove out our strategy prior to espanding.

     We believe that we can in fact anticipate cash flow from each of these projects as a result of our expertise in this local market and our understanding of resale values of recently updated or remodeled houses. Once we have commenced receipt of profits from operations, we intend to hoard our cash position and carefully leverage it until we build our inventory of estate projects to four to six properties at a time. As our confidence, cash and market knowledge builds, our goal would be to have several projects happening at the same time or in the alternative take on larger projects which tend in the Boulder-Denver market to provide a better profit margin once the home has been remodeled. These larger projects however are dependent on a robust economy and therefore will not be commenced during difficult economic times such as those the United States if presently experiencing.

     Should we raise only the minimum proceeds, only approximately $18,000 will be available for a downpayment on our first project. Should we be so limited, we would be forced to either acquire a property through a short-term loan program known as "Fix and Flip" which provides for a 20% downpayment which is available in the local Boulder-Denver market in certain financial institutions or we would be required to engage in partnerships with other real estate investors to assist us by way of using the partners credit rating or cash to allow us to qualify for loans for larger projects. Under these circumstances of course, in addition to the additional costs of the loans, our profit margins would be negatively impacted by the percentage of profits which would have to be shared with our partners.

     We have no limitations on the percentage of our assets which may be invested in any one project or on the number or amount of mortgages which may be placed on any one property. Profitable sales of rehabilitated and remodeled residential units will result in ordinary income to the company.

     Plans for rehabilitation or remodeling of homes are designed and built to meet local customer preferences. The Company will be the general contractor for all of its projects and retains subcontractors for site development and home construction.

     Since we have no employees other than our president, we intend to subcontract most functions necessary for the completion of each project. This includes architectural and engineering services, plumbing, framing and electrical services. Our president will be responsible for selecting each project, acquiring the property, and acting as the general contractor. For large projects we may decide to engage an outside general contractor in an effort to expedite completion of such projects.


     The Company will maintain only a limited level of inventory of unsold homes. Unsold homes in various stages of completion allow the Company to meet the immediate and near-term demands of prospective home buyers. In order to mitigate the risk of carrying excess inventory, the Company has strict controls and limits on the number of its unsold homes under construction. Since we are a new company with no credit history or rating, we will be required to pay 30% of the purchase price of each project in cash. This will permit the Company to secure a "no doc" loan for the balance of the purchase price, a procedure which we will have to follow until we have established our credit. A "no doc" loan is a limited documentation secured financing arrangement which allows a debtor with a poor or limited credit history to purchase the real property which secures the loan provided that the appraised value of such property is substantially greater than the principal amount of the loan. As a result of this limitation, the amount of leverage we will actually be able to carry will be limited to a large extent by the value of the real estate project acquired. Unless the maximum offering is sold, it is unlikely that we will be able to acquire more than one project at a time, unless we partner up with other parties as discussed above.


     While the Company will be subject to city and county regulations for obtaining building permits, it is possible that certain of our projects which will only entail a "spruce up", including such items as new paint, new flooring, cabinets and countertops, would not even require applying for a building permit. Building permits are required only for structural, electrical, roofing, mechanical and plumbing modifications and/or add-ons. Since our sole officer and director is familiar with these issues from his experience in the field of real estate and rehabilitation of real estate, the type and number of permits that we will be required to obtain for each project will be a consideration in determining whether to acquire the project and in making the estimate of potential profits to the Company. This, of course, will be utilized also in the bidding process to limit the amount we can pay for a project to ensure a profit.

Real Estate, Economic and Other Conditions

     The homebuilding industry is sensitive to changes in general economic conditions such as levels of employment, consumer confidence, consumer income, interest rates, availability of financing for acquisition, construction and permanent mortgages, demand for housing, and condition of the resale market for used homes. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment.

     The industry has, from time to time, experienced fluctuating lumber supply and prices, and shortages of other materials, including insulation, drywall and concrete. In addition, the industry sometimes suffers from a shortage of labor including carpenters, electricians and plumbers. Delays in construction due to these factors or to inclement weather conditions could have an adverse impact on the Company's operations.

Marketing and Sales

     The Company's homes will be sold under various commission arrangements by our sole officer and by cooperating brokers and referrals in the realtor community. In marketing homes, the Company will primarily use advertisements in local newspapers, the Multiple Listing Service ("MLS"), magazines and illustrated brochures. We will also utilize a variety of internet sites to advertise our homes.

Competition


     The homebuilding industry is fragmented and highly competitive. We compete with numerous home builders from local to national, including a number that are larger and have greater financial resources. We compete for customers, desirable financing, land, building materials and subcontractor labor. Competition for home orders primarily is based upon price, style, financing provided to prospective purchasers, location of property, quality of homes built, customer service and general reputation in the community. The Company also competes with subdivision developers and land development companies when acquiring land. We hope that as a much smaller company than most of our competition, we will be able to respond in a faster manner than they will to opportunities in the real estate market as they arise.


Mortgage Interest Rates

     The Company's operations are dependent upon the availability and cost of mortgage financing. Increases in home mortgage interest rates may reduce the demand for homes and home mortgages. The Company is unable to predict future changes in home mortgage interest rates or the impact such changes may have on the Company's operating activities and results of operations, but it is unlikely that rates will decrease from their current historically low levels.

Regulation

     The Company's operations are subject to continuing compliance requirements mandated by applicable federal, state and local statutes, ordinances, rules and regulations, including zoning and land use ordinances, building, plumbing and electrical codes, contractors' licensing laws, state insurance laws, federal and state human resources laws and regulations and worker health and safety regulations and laws (including, but not limited to, those of the Occupational Safety and Health Administration).

     Our operations also are affected by environmental laws and regulations pertaining to availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of endangered species, natural terrain and vegetation. Due to these considerations, we will likely require an environmental site assessment for any parcels of land that we acquire for development when and if we engage in that type of activity. The particular environmental laws and regulations that apply to any given homebuilding project vary greatly according to the site's location, the site's environmental conditions and the present and former uses of the site. These environmental laws and regulations may result in project delays; cause the Company to incur substantial compliance and other costs; and/or prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

Liquidity and Capital Resources


     Our auditors included an explanatory paragraph in their opinion on our financial statements for the period ended December 31, 2002, to state that as a result of our significant operating loss and dependence upon the success of this initial public offering to continue our existence, there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising additional capital and achieving profitable operations. We believe that if at least the minimum offering is received, the Company will be able to profitably engage in its business of real estate development on a limited scale as discussed above. Since our management does not intend on purchasing any properties for rehabilitation unless it believes adequate margins are available to allow us to resale the property at a profit, we believe that if the minimum offering is received, we will be able to initiate our plan of operation and profitably engage in the business of real estate development on a limited scale until we are able to eventually ramp up operations by accumulating profits. Notwithstanding this belief, we cannot assure you that our business plans will be successful in addressing the "going concern" raised by our auditors.

     Historically, the Company has relied on loans from its sole officer and director, Mr. Peter Garthwaite. There can be no guaranty that Mr. Garthwaite will be willing to advance further funds to the Company should we not attain profitability almost immediately. Mr. Garthwaite has agreed to defer his salary of $2,000 per month until the completion of this offering if at least $100,000 in gross proceeds is received, or until gross profits are received from the sale of properties developed by us, if less than $100,000 in gross proceeds are raised in this offering. As of December 31, 2002, our balance sheet reflects total cash of $600.


Our Capital Requirements


     Our ability to commence operations is dependent upon the successful completion of at least the minimum offering being sold pursuant to this prospectus. We believe that if we receive the minimum net proceeds estimated to be $37,500, we will have adequate cash on hand to cover our costs and expenses and commence operations and that if our initial project or projects are successful, we will have a continuing source of cash to purchase new inventory for continuing operations as necessary for at least the next 12 months. In this case, we estimate that we can satisfy our cash requirements for the next 12 months without having to raise additional funds during that time period. Under this scenario, however, rapid expansion of operations will be impossible. Our management believes that if during the next 12 months the local economy of Denver/Boulder, Colorado, and specifically the real estate market for our home area, shows tangible signs of improvement, we should be able to raise additional funds utilizing private or public offerings or by partnering with third parties to permit a more rapid expansion of our business activities. We currently do not have any commitments from any source for any such additional financings or partnering activities. We cannot assure you that additional financings will be available to us if and when needed or if such financings were available, that they could be concluded on commercially reasonable terms. Our management believes that due to our expertise in the real estate industry in the Denver/Boulder, Colorado home market, our management has the necessary expertise and judgment to determine which potential projects under the economic circumstances presented at a specific period in time will permit us to successfully complete a rehabilitation and resell for a profit which would allow us to preserve our capital.


     Management estimates that each rehabilitation project from the time of the location of the project, conclusion of the financing of the project, completion of the rehabilitation, and sale and closing of sale, should require approximately 180 days on average. This estimation takes into consideration the types of projects that we will be able to enter into based on our limited resources and assumes that large scale residential and/or commercial projects will not be entered into in the near term.

Employees

     We currently have no full-time employees. Our president, who is a realtor, will devote approximately twenty hours per week to our business once we commence operations. We will employ additional personnel as necessary.

Operational Hazards and Insurance

     We will obtain and maintain general liability insurance in amounts and on terms that we consider to be reasonable for our operations and in accordance with customary industry practices. Such insurance may not cover every potential risk associated with our operations. Moreover, no assurance can be given that we will be able to obtain or maintain adequate insurance at rates we consider reasonable.

Our Headquarters


     Our headquarters are located at 2121 30th Street, Boulder, CO 80301, where we share offices with our president who in turn leases space and support staff from R.W. Goodacre & Co. Our president contributes rent on a month-to-month basis at the rate of $100 per month. This includes secretarial and reception expenses. R. W. Goodacre & Co. is the real estate firm where Mr. Garthwaite is employed as an independent agent.


     We do not know of any pending or threatened legal proceedings to which we are a party. We also are not aware of any proceedings being contemplated by governmental authorities against us or our sole officer and director.

                                   MANAGEMENT

Directors and Officers

     The following table sets forth the name, age and position of each of our officers and directors as of the date of this prospectus.

Name                Age    Position                                Term
----                ---    --------                                ----


Peter Garthwaite    43    Director, President,              Mr. Garthwaite has
                          Principal Accounting Officer,     served from February
                          Chief Financial Officer,          2002 to present, and
                          and Secretary                     he will continue to
                                                            serve until his
                                                            successor is
                                                            appointed in
                                                            accordance with the
                                                            Bylaws of the
                                                            company.


     Peter Garthwaite has been our president and a director since the Company's inception on February 26, 2002. Mr. Garthwaite has agreed to devote as much time to our activities as is required to implement our new plan of operation.

     Mr. Garthwaite has been a broker-associate of Goodacre & Company, LLC, a Boulder, Colorado company engaged in the sale and leasing of, and investment in, residential real estate, since 1994. From June 1999 to March of 2001, Peter Garthwaite also served as the President, Chief Executive Officer, Treasurer and a Director of Hercules Development Group, Inc., a publicly traded real estate management firm. During the period from January 1992 through January 1994 prior to his association with Goodacre, Mr. Garthwaite was employed as the manager of the Oasis Brewery, a Boulder, Colorado microbrewery and restaurant. He is a member of the Boulder Area Board of Realtors. Mr. Garthwaite received a B.A. degree in communications from the University of Colorado, Boulder, Colorado, in 1982.


     As set forth above, Mr. Garthwaite was president and chief executive officer of Hercules Development, Inc. from approximately June 1999 until March 2001. In July of 2000, the company filed a registration statement pursuant to
Section 12G of the Securities Exchange Act of 1934 and its securities commenced trading on the OTC Bulletin Board on March 1, 2001. Originally, Hercules development was engaged in the business of the management of real estate. On February 28, 2001 Mr. Garthwaite and another officer and director of Hercules Development sold a total of 76% of the issued and outstanding shares in Hercules to Mr. Shai Stern and almost immediately thereafter resigned as officers and directors of Hercules Development. Mr. Garthwaite received total consideration of $15,000 and subsequently 1,750 shares of Astralis common stock for the sale of his shares. Initially, Hercules remained in the same business, however in November of 2001, Hercules acquired by way of a reverse acquisition Astralis LLC, a New Jersey limited liability company, in exchange for stock and warrants. The company's name was changed to Astralis Pharmaceuticals, Ltd. and the company commenced operations in the business of the manufacturing and sale of pharmaceuticals and ceased operations as a real estate management company. Mr. Garthwaite had no further management or other relationship with Hercules subsequent to his resignation in March of 2001.

     Currently, our board of directors consists of one director, Peter Garthwaite. The Company's Bylaws authorize a board consisting of one or more directors.

     There are no agreements or understandings for our sole officer and director to resign at the request of another person nor is he acting on behalf of or at the direction of any other person.

                             EXECUTIVE COMPENSATION


     To date, Mr. Garthwaite has not received a salary. If we successfully complete our initial public offering, Mr. Garthwaite will be entitled to a monthly salary of $2,000. Mr. Garthwaite has verbally agreed to defer his monthly salary, effective from the date we complete this offering until we can pay the salary from cash flow from operations. We will not be accruing salary for Mr. Garthwaite until we close this offering if ever. Additionally, it is contemplated that Mr. Garthwaite will be able to collect the standard commission schedules and rates that would be available to a realtor participating in the purchase or sale of real estate each time we purchase or sell real estate as part of a specific project. In the case of a purchase we might make, Mr. Garthwaite would normally receive a commission representing 2.8% of the purchase price agreed to by us. From this commission, Mr. Garthwaite would be responsible for the payment of all of his expenses related to the closing of the purchase transaction. Once we have completed the rehabilitation of the purchased real estate or development of a project, Mr. Garthwaite would receive the listing brokers' portion of the sales commission which, at the present time, generally runs at approximately 2.2% of the sales price. Once again, Mr. Garthwaite would cover all of the expenses of marketing the sale of the real estate and the closing costs related thereto except those expenses normally paid by sellers such as title insurance and fees for escrow charges, which the Company would pay as the owner.


Option Exercises and Values

     None of our executive officers holds any stock options to purchase our common stock.

Long-Term Incentive Plans

     We do not have any long-term incentive plans. No retirement, pension, profit sharing, stock option, insurance programs or other similar programs have been adopted by us for the benefit of our employees.

Employment Contracts and Termination of Employment Arrangements

     Other than the verbal agreement with Mr. Garthwaite described above, there are no compensatory plans or arrangements, including payments to be received from us, with respect to the resignation, retirement or other termination of the employment of any executive officer or related to a change in control in us.

Director Compensation

     Our director has not received any compensation since the Company's inception for serving in his position as a director. If we do have funds available in the future, we likely will reimburse our directors for expenses incurred by them in their duties as a director.

               SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

     The following table sets forth information as of the date of this prospectus concerning the beneficial ownership of our common stock: by each of our executive officers, directors and director nominees; by all executive officers, directors and director nominees as a group; and by each person who beneficially owns more than 5% of our common stock (each a "Principal Stockholder") and percent owned by each, assuming the minimum and maximum offerings are sold.


                                                                                                                      Maximum
                                                                     Current Pre-Offering    Minimum Offering      Offering Percent
            Name and Address of                  Common Stock          Percent of Class       Percent of Class         of Class
             Beneficial Owner                 Beneficially Owned      Beneficially Owned     Beneficially Owned   Benefically Owned
             ----------------                 ------------------      ------------------     ------------------   -----------------

Peter Garthwaite, Director, President and         4,000,000                 100%                  84.2%                 72.7%
Principal Stockholder
2121 30th Street
Boulder, CO  80301
All directors and executive officers as a         4,000,000                 100%                  84.2%                 72.7%
group (1 person):




                              PLAN OF DISTRIBUTION

     We are registering for sale a minimum of 750,000 shares and a maximum of 1,500,000 shares on a best efforts basis directly to the public through our management. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised unless the maximum offering closes before that date. We may terminate this offering prior to the expiration date.

     In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Horizon Bank of Boulder, escrow agent for Phoenix Real Estate Development, Inc.

     Until the minimum 750,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account. In the event that 750,000 shares are not sold during the 90-day selling period commencing on the date of this prospectus, all funds will be promptly returned to investors without deduction or interest. If 750,000 shares are sold, we may continue the offering for an additional 30 days to attempt to complete the maximum offering of 1,500,000 shares or close the offering at any time. Once the minimum offering proceeds have been deposited and all funds collected, we will conduct the initial closing and the minimum proceeds plus any additional funds collected will be paid out of escrow to the Company. If we continue the offering, which is our intent, subsequent deposits will be paid to the Company by the escrow agent once the funds are collected.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our management who are employed to perform substantial duties unrelated to this offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

     Our officer and director will not register as a broker-dealer pursuant to
Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after they are received by the escrow agent and the subscription documents are received by us.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     We issued 4,000,000 shares of our common stock to our sole officer and director, Peter Garthwaite, in exchange for $2,000 in cash, and Mr. Garthwaite's agreement to loan the Company $10,000. The note which represents the loan of $10,000 was issued on March 21, 2002, the date the money was loaned to the Company. Terms of the note provide for simple interest at the rate of 8% interest per annum, payable in one lump sum balloon payment of all principal and interest on demand on or after November 1, 2002. There is no prepayment penalty.


     The Company expects to pay real estate commissions to Mr. Garthwaite in addition to a salary as detailed above in the section entitled "Executive Compensation." Mr. Garthwaite has agreed that the commissions payable to him shall in no instance exceed commission compensation which would otherwise have been payable to third party realtors based on the same or similar circumstances involved in each such transaction.

     Additionally, Mr. Garthwaite has contributed and will continue to share his offices located at 2121 30th Street, Boulder, CO 80301, which include secretarial and reception services. These services, including the office, have been valued at $100 per month by our auditors. Once operations commence, additional charges may be charged to us by Mr. Garthwaite.


                            DESCRIPTION OF OUR STOCK

     We are authorized to issue 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. There are 4,000,000 shares of common stock currently outstanding and no shares of preferred stock outstanding.

Common Stock

     Holders of common stock are entitled to dividends when declared by our Board of Directors. Dividends on our common stock will be subject to any priority as to dividends for any preferred stock that may be outstanding. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. Cumulative voting for the election of directors is not permitted. The holders of a majority of our common stock entitled to vote constitute a quorum at meetings of shareholders. The vote of the holders of a majority of common stock present at such a meeting will decide any question brought before such meeting, unless otherwise required by the Company's Articles of Incorporation.

     Upon our liquidation or dissolution, the holder of each outstanding share of common stock will be entitled to share ratably in our net assets after the payment of all debts and other liabilities. No holder of common stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any of our securities convertible into shares of our stock. No holder of common stock has redemption or conversion rights.

Preferred Stock

     Our Board of directors is authorized by our Articles of Incorporation to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to Colorado law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any preferred stock nor to adopt any series, preferences or other classification of preferred stock.

     The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Transfer Agent and Registrar

     The transfer agent for our common stock Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Denver, Colorado 80209.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We currently have 4,000,000 shares of common stock outstanding, all of which are owned by our sole director and officer. Any shares purchased by an affiliate of ours will be subject to the resale limitations of Rule 144 under the Securities Act of 1933, as amended. An affiliate of ours is a person who has a control relationship with us, which generally includes our executive officers, directors and 10% or more stockholders.

     "Restricted securities" may only be sold as follows:

     o    pursuant to a registration statement under the Securities Act,
     o    in compliance with the exemption provisions of Rule 144, or
     o    pursuant to another exemption under the Securities Act.

     In general, Rule 144 requires that affiliates and persons owning restricted securities hold their securities for a minimum of one year, limits the number of securities that may be sold within any 3 month period, requires that sales must be made through unsolicited brokers' transactions or in transactions directly with a market maker, and requires the filing of a Form 144 if the securities to be sold during any three-month period exceeds 500 shares or has a total sales price over $10,000. Rule 144 limits the number of shares of our common stock that may be sold within any 3 month period to the greater of:

     o    one percent of the outstanding shares of our common stock, and
     o the average weekly trading volume of our common stock during the four calendar weeks prior to such sale.

Sales under Rule 144 are also subject to the availability of current public information about us. However, persons who are not affiliated with us and who have held their restricted securities for at least two years may resell their shares without regard to the foregoing requirements of Rule 144.

     A sale of shares by our current shareholder, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of our common stock. To the extent that these shares enter the market, the value of our common stock in the over-the-counter market may be reduced.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS


Market and Stock Performance Information


     There is no public market for our common stock. Our common stock does not have a trading symbol and is not currently listed or quoted on any quotation medium. Once we have applied for a trading symbol and pre-cleared our shares for trading, our common stock may be traded in the over-the-counter market. However, there can be no assurance of whether, when or at what price trading in our stock will occur.


     Because we do not anticipate paying any dividends in the near future, investors in our common stock probably will not derive any profits from their investment in us for the foreseeable future, other than through price appreciation of our common stock. Given current market conditions, it is unlikely that the price of our common stock will appreciate as long as we continue to have operating losses. We have not been profitable since our inception and we incurred a net loss of $11,373 from inception in February 2002 through December 31, 2002. To date we have not had any revenue or earnings from operations and we will continue, in all likelihood, to sustain operating expenses without corresponding revenues until we are able to successfully implement our plan of operation, if ever. Thus, it is likely that investor profits, if any, will be limited for the near future.

The price of our common stock could be volatile.

     Any market price for shares of our common stock is likely to be volatile for the foreseeable future. The trading prices of our common stock could be subject to wide fluctuations in response to a variety of factors, including the following:

     o    limited trading market,
     o    quarterly variations in actual or anticipated results of our
     o    operations, and
     o    expected lack of coverage by analysts for the foreseeable future.


Holders

     As of the effective date of this prospectus, we have one beneficial owner of our common stock. We do not have outstanding any options or warrants to acquire, or any securities convertible into, any shares of our common stock.

Dividends

     Holders of our common stock are entitled to receive such dividends as may be declared by our Board of directors. We have not declared any cash dividends on our common shares for the last two fiscal years and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to use all available funds for the development of our business. We are not currently a party to any agreement restricting the payment of dividends.



"Penny Stock" Regulations

Our common stock will be subject to the "penny stock" regulations for the foreseeable future.

     Generally, penny stocks are equity securities with a price of less than $5.00 which are not quoted on the national exchange or the Nasdaq system. Our common stock currently does not qualify for any exemption to the penny stock regulations. The penny stock rules require a broker/dealer to deliver, prior to a transaction in a penny stock, a standardized risk disclosure document prescribed by the SEC and to provide the potential purchaser of penny stock with the following information:

     o    information about penny stocks,
     o    the nature and level of risk in the penny stock market,
     o    the bid and offer quotations for the stock, and
     o    other burdensome and detailed information.

     Those delivery and disclosure requirements tend to reduce the level of interest of broker/dealers in dealing with penny stocks, which could have the effect of reducing the level of trading activity in the secondary market for our common stock during the time that the price of our common stock remains below $5.00. If the price of our common stock remains below $5.00, the penny stock regulations could reduce the liquidity of our common stock and make it more difficult for investors to sell our common stock.

                              ABOUT THIS PROSPECTUS

     You only should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                        INFORMATION MADE AVAILABLE TO YOU

     This prospectus is part of a Registration Statement on Form SB-2 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

     We will file annual reports, quarterly reports and current reports, proxy statements and other information with the SEC. We will be required to file electronic versions of these documents with the SEC. Those documents may be accessed through the SEC's Internet site at http://www.sec.gov.

     You may read and copy materials that we have filed with the SEC, including the Registration Statement, at the following SEC public reference room:

                             450 Fifth Street, N.W.
                                    Room 1024
                              Washington, DC 20549

You can call the SEC at 1-800-732-0330 for further information about the public reference room.

                                  LEGAL MATTERS

     Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the common stock offered by this prospectus.

                                     EXPERTS

     Our financial statements for the period ended December 31, 2002, in this prospectus have been audited by Cordovano and Harvey, CPAs, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                                                           Page
                                                                          ------

Report of Independent Auditors............................................  F-2

Balance Sheet at December 31, 2002........................................  F-3

Statement of Operations for the period from
     February 26, 2002 (date of inception) through
     December 31, 2002....................................................  F-4

Statement of Changes in Shareholder's Equity for the period from
     February 26, 2002 (date of inception) through December 31, 2002......  F-5

Statement of Cash Flows for the period from
     February 26, 2002 (date of inception) through December 31, 2002......  F-6

Notes to Financial Statements.............................................  F-7

                         Report of Independent Auditors




The Board of Directors and Shareholders
Phoenix Real Estate Development, Inc.:


We have audited the accompanying balance sheet of Phoenix Real Estate Development, Inc. as of December 31, 2002, and the related statements of operations, shareholder's equity, and cash flows for the period from February 26, 2002 (inception) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Real Estate Development, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the period from February 26, 2002 (inception) through December 31, 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements and as discussed in Note 1 to the financial statements, the Company's significant operating loss and its dependence upon the success of its initial public offering raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters also are described in
Note 1. In addition, the general terms and conditions of the initial public offering are discussed in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/  Cordovano and Harvey, P.C.
-------------------------------
     Cordovano and Harvey, P.C.


Denver, Colorado
January 8, 2003

                     PHOENIX REAL ESTATE DEVELOPMENT, INC.
                        (A Development Stage Enterprise)
                                  Balance Sheet
                                December 31, 2002


                                     Assets


Cash ............................................................   $    600
Deferred offering costs (Note 1) ................................     27,073
                                                                    ========
                                                                    $ 27,673
                                                                    ========

                       Liabilities and Shareholder's Equity


Liabilities:

    Accounts payable and accrued expenses .......................   $ 15,389
    Notes payable, related party (Note 2) .......................     11,500
    Accrued interest payable, related party (Note 2) ............        657
                                                                    --------
                  Total liabilities .............................     27,546


Commitment and contingency (Note 5) .............................       --


Shareholder's equity (Note 3):
    Preferred stock, no par value; 10,000,000 shares authorized,
       -0- issued and outstanding ...............................       --
    Common stock, no par value; 50,000,000 shares authorized,
       4,000,000 issued and outstanding .........................      2,000
    Additional paid-in capital ..................................      9,500
    Deficit accumulated during the development stage ............    (11,373)
                                                                    --------
                  Total shareholder's equity ....................        127
                                                                    --------
                                                                    $ 27,673
                                                                    ========


                 See accompanying notes to financial statements

                     PHOENIX REAL ESTATE DEVELOPMENT, INC.
                        (A Development Stage Enterprise)
                             Statement of Operations
         February 26, 2002 (date of inception) through December 31, 2002



Costs and expenses:
    General and administrative .............................        $        95
    Organization expenses (Note 2) .........................              3,621
    Rent contributed by affiliate (Note 2) .................              1,000
    Services contributed by related party (Note 2) .........              6,000
    Interest expense, related party (Note 2) ...............                657
                                                                    -----------


Loss before income taxes ...................................            (11,373)

Income tax provision (Note 4) ..............................               --
                                                                    -----------

                    Net loss ...............................        $   (11,373)
                                                                    ===========

Basic and diluted loss per share ...........................              (0.00)
                                                                    ===========

Weighted average common shares outstanding .................          4,000,000
                                                                    ===========


                 See accompanying notes to financial statements




                                 PHOENIX REAL ESTATE DEVELOPMENT, INC.
                                   (A Development Stage Enterprise)
                             Statement of Changes in Shareholder's Equity

                                                                                Deficit
                                                                              Accumulated
                                              Common Stock        Additional  During the
                                           ---------------------    Paid-in   Development
                                            Shares      Amount      Capital      Stage        Total
                                           ---------   ---------   ---------   ---------    ---------


Balance at February 26, 2002
     (date of inception) ...............        --     $    --     $    --     $    --      $    --

October 2001, sale of common
     stock to Founder ($.0005 per share)   4,000,000       2,000       2,500        --          4,500
Value of services contributed by a
     shareholder (Note 2) ..............        --          --         6,000        --          6,000
Value of rent contributed by a
     shareholder (Note 2) ..............        --          --         1,000        --          1,000
Net loss for the period ................        --          --          --       (11,373)     (11,373)
                                           ---------   ---------   ---------   ---------    ---------
Balance at
    December 31, 2002 ..................   4,000,000   $   2,000   $   9,500   $ (11,373)   $     127
                                           =========   =========   =========   =========    =========


                            See accompanying notes to financial statements

                                                  F-5




                            PHOENIX REAL ESTATE DEVELOPMENT, INC.
                              (A Development Stage Enterprise)
                                   Statement of Cash Flows
              February 26, 2002 (date of inception) through December 31, 2002



Cash flows from operating activities:
    Net loss ...................................................................   $(11,373)
    Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Value of time and effort contributed by an officer
             (Note 2) ..........................................................      8,500
          Value of office space contributed by an officer
             (Note 2) ..........................................................      1,000
          Changes in operating assets and liabilities:
             Accounts payable, accrued expenses and deferred costs..............        657
                                                                                   --------
                      Net cash used by
                         operating activities ..................................     (1,215)
                                                                                   --------

Cash flows from financing activities:
    Proceeds from  related party
       bridge loan (Note 2) ....................................................     11,500
    Proceeds from the sale of common stock (Note 3) ............................      2,000
    Offering costs of planned offering (Notes 3 & 5)............................    (11,685)
                                                                                   --------
                      Net cash provided by
                         financing activities ..................................      1,815
                                                                                   --------

                      Net change in cash .......................................        600

    Cash, beginning of period ..................................................       --
                                                                                   --------

    Cash, end of period ........................................................   $    600
                                                                                   ========

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
       Income taxes ............................................................   $   --
                                                                                   ========
       Interest ................................................................   $   --
                                                                                   ========

 Non-cash investing and financing activities:
       Offering costs incured                                                      $ 15,389
                                                                                   ========



                       See accompanying notes to financial statements

                                             F-6

                      PHOENIX REAL ESTATE DEVELOPMENT, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements


(1)  Summary of Significant Accounting Policies

Organization and Basis of Presentation

Phoenix Real Estate Development, Inc. (the "Company") was incorporated in the state of Colorado on February 26, 2002. The Company plans to enter the real estate development business, once it has completed a planned initial public offering.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's operating loss since inception and its dependence upon the expected proceeds from its planned initial public offering (See Note 3) raise substantial doubt about its ability to continue as a going concern. Management's plan is to develop real estate. Inherent in the Company's business model are various risks and uncertainties associated with a start-up operation, including a limited operating history and an historical operating loss. Also, inherent in the Company's business model are various risks and uncertainties associated with real estate development, including the supply and demand for real estate and the ability to obtain real estate financing on favorable terms.

The Company's future success will depend initially upon its ability to raise sufficient capital to implement its business plan and ultimately, to achieve profitable operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. However, there were no cash equivalents at December 31, 2002.

Deferred Offering Costs

The Company has deferred legal and accounting fees incurred in the preparation of its Registration Statement on Form SB-2 (See Note 3) until the completion of its related common stock offering. At that time, the Company will subtract the deferred costs from the gross proceeds of the offering. If the offering is unsuccessful, the deferred costs will be charged to operations. The deferred offering costs, which totalled $27,073 at December 31, 2002, are reflected as an asset in the accompanying financial statements.

Earnings (loss) per Common Share

Basic net income per share is computed by dividing the net income available to common shareholders (the numerator) for the period by the weighted average number of common shares outstanding (the denominator) during the period. The computation of diluted earnings is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

At December 31, 2002, there was no variance between basic and diluted loss per share as there were no potentially dilutive common shares outstanding.

The weighted average number of shares outstanding was computed using the rules of the Securities and Exchange Commission. Such rules require that any stock sold at a nominal value, as compared to the Public Offering, should be considered outstanding for all periods presented.

                      PHOENIX REAL ESTATE DEVELOPMENT, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements


Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Financial Instruments

At December 31, 2002, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

Stock based Compensation

The Company accounts for stock-based compensation arrangements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(2)  Related Party Transactions

The sole officer/director contributed time and effort in the organization of the Company at no charge for the period from February 1, 2002 through December 31, 2002. The contributed time and effort of was valued in the accompanying financial statements at $50 per hour, based on rates for such services in the Boulder, Colorado area. The contributed time and effort was recorded in the Company's books and records by charging organization expense and contributed services, and recording a corresponding credit to paid-in capital.

The sole officer/director contributed office space to the Company at no charge for the period from March 1, 2002 through December 31, 2002. The use of such office space was valued in the accompanying financial statements based on rates for similar space in the Boulder, Colorado area. The contributed office space was recorded in the Company's books and records by a charge to rent expense and a corresponding credit to paid-in capital.

On March 21, 2002, the sole officer/director made a $10,000 bridge loan to the Company. Proceeds from the bridge loan were used to pay for offering costs. The loan is evidenced by an unsecured promissory note bearing interest at 8 percent and is due upon demand. Additional bridge loans of $500 on August 23, 2002 and $1,000 on October 18, 2002, having the same terms and conditions as the original bridge loan, were made by the same officer. Accrued interest on the bridge loans at December 31, 2002, was $657. The loans, plus accrued interest, are expected to be repaid from the proceeds of the Company's planned initial public offering (See Note 3). The bridge loans are reflected as "note payable, related party" in the accompanying financial statements.

(3)  Shareholders' Equity

Preferred Stock

According to its Articles of Incorporation, (1) the Company may issue up to 10,000,000 shares of no par value preferred stock; (2) the preferred stock may be issued in one or more series; and (3) the preferences, rights and restrictions are to be fixed by the Board of Directors prior to issuance.

                      PHOENIX REAL ESTATE DEVELOPMENT, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements


Proposed Common Stock Offering

The Company is planning to offer up to 1.5 million shares of its no par value common stock to the public, in an initial public offering. Estimated gross proceeds range between $75,000 and $150,000, and are to be used to acquire real estate for development purposes and for working capital. Under the terms of its proposed offering, unless minimums of 750,000 shares of common stock are sold; all proceeds are to be refunded to prospective investors. The maximum number of shares of common stock to be sold in the offering is 1.5 million. The initial public offering will be conducted by the Company's sole officer and director. No commissions on the sale of the Company's common stock will be paid.

Founder's Stock

The sole officer/director received 4,000,000 shares of the Company's no par value common stock for $2,000.

(4)      Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company's assets and liabilities and unused net operating loss carryforwards. A valuation allowance for net deferred taxes is provided unless realizability is judged by management to be more likely than not. The effect on deferred taxes from a change in tax rates is recognized in income in the period that includes the enactment date.

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the period from February 26, 2002 (inception) through December 31, 2002:


     U.S. statutory federal rate................       15.00%
     State Rate.................................        3.94%
     Contributed rent...........................      -14,70%
     Net operating loss for which no tax
       benefit is currently available...........       -4.24%
                                                     --------
     Effective rate                                     0.00%
                                                     ========


At December 31, 2002, deferred tax assets consisted of a net tax asset of $355, due to operating loss carryforwards of $1,872, which was fully allowed for, in the valuation allowance of $355. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the period from February 26, 2002 (inception) through December 31, 2002 totaled $355. The net operating loss carryforward expires through the year 2022.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

(5)  Commitment and Contingency

Costs of its planned initial public offering are expected to total approximately $37,500 in legal, accounting and other costs. This includes the $27,074 deferred through December 31, 2002 in the accompanying financial statements.

The Company's Registration Statement on Form SB-2 must be approved by the Securities and Exchange Commission prior to the commencement of its initial public offering.

                      Phoenix Real Estate Development, Inc.

                        1,500,000 Shares of Common Stock

                                ----------------

                                   PROSPECTUS

                                ----------------

                              ______________, 2003

                                Table of Contents

                                                                          Page
                                                                          ----

PROSPECTUS SUMMARY..........................................................1
RISK FACTORS................................................................3
DILUTION AND COMPARATIVE DATA...............................................7
USE OF PROCEEDS.............................................................9
DETERMINATION OF OFFERING PRICE............................................10
ABOUT US AND OUR CURRENT PLAN OF OPERATION.................................10
MANAGEMENT.................................................................14
EXECUTIVE COMPENSATION.....................................................16
SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT........................16
PLAN OF DISTRIBUTION.......................................................17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................18
DESCRIPTION OF OUR STOCK...................................................18
SHARES ELIGIBLE FOR FUTURE SALE............................................19
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS....................20
ABOUT THIS PROSPECTUS......................................................21
INFORMATION MADE AVAILABLE TO YOU..........................................22
LEGAL MATTERS..............................................................22
EXPERTS  22
SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION.....22
INDEX TO FINANCIAL STATEMENTS.............................................F-1

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until _________, 2003 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus.




                                  (Back Cover)

                PART II - Information Not Required In Prospectus

Item 24.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation eliminate the personal liability of its directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Colorado Business Corporation Act does not eliminate personal liability for monetary damages for (i) any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) voting for or assenting to a distribution in violation of Colorado law or the Registrant's Articles of Incorporation, or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit.

     The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is wholly successful, on the merits or otherwise.

     There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 25.  Other Expenses of Issuance and Distribution.

         The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

        Total Registration Fee under Securities Act of 1933            $    14
        Printing and Engraving                                         $ 5,000*
        Accounting Fees and Expenses                                   $ 5,000*
        Legal Fees and Expenses                                        $25,000*
        Blue Sky Fees and Expenses (including related legal fees)      $ 1,000*
        Transfer Agent Fees                                            $   500*
        Miscellaneous                                                  $   986*

        Total                                                          $37,500*
                                                                       =======

* Estimated

Item 26.  Recent Sales of Unregistered Securities.

     Since its inception, the Registrant has issued a total of 4,000,000 shares of its common stock to its founder and sole director in reliance on Section 4(2) of the Securities Act of 1933 as a sale not involving a public offering.

Item 27.  Exhibits.

     Reference is made to the Exhibit Index appearing on Page ___.

Item 28.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on March 3, 2003.

                                    PHOENIX REAL ESTATE DEVELOPMENT, INC.


                                    By: /s/ Peter Garthwaite
                                        ----------------------------------------
                                            Peter Garthwaite, President,
                                            Principal Accounting Officer
                                            and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                        Title                         Date
----------------------------- -----------------------        -------------------



/s/ Peter Garthwaite                 Director                   March 3, 2003
-----------------------------                                -------------------
    Peter Garthwaite

                      PHOENIX REAL ESTATE DEVELOPMENT, INC.
                        FORM SB-2 REGISTRATION STATEMENT
                                  EXHIBIT INDEX

 The following exhibits are filed as part of Registrant's Registration Statement on Form SB-2:

Exhibit No.                           Description
-----------                           -----------

 3.1        Articles of Incorporation of Phoenix Real Estate Development, Inc.
 3.2        Bylaws of Phoenix Real Estate Development, Inc.
 4.1        Subscription Agreement*
 5.1        Opinion of Ballard Spahr Andrews & Ingersoll, LLP
10.1        Escrow Agreement with Horizon Bank of Boulder*
10.2        Promissory Note dated March 21, 2002, payable to Peter Garthwaite*
10.3        Promissory Note dated August 23, 2002, payable to Peter Garthwaite*
10.4        Promissory Note dated October 18, 2002, payable to Peter Garthwaite*
10.5        Listing Contract*
23.1        Consent of Cordovano & Harvey, CPAs*
23.2        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5.1)

---------------------------
*    Filed herewith.